Exhibit 99.1

  News Release

NETGEAR® REPORTS THIRD QUARTER 2008 RESULTS AND ANNOUNCES SHARE

REPURCHASE PROGRAM

Highlights:

•	Net revenue of $179.4 million, as compared to $191.7 million in the comparable prior year quarter

•	Non-GAAP net income of $6.9 million, as compared to $16.0 million in the comparable prior year quarter

•	Non-GAAP diluted earnings per share of $0.19, as compared to $0.44 in the prior year quarter

•	Expect fourth quarter 2008 net revenue to be in the range of $155 million to $165 million, with non-GAAP operating margin in the range of 9.5% to 10.5%

•	Board authorizes repurchase of up to 6,000,000 shares

SAN JOSE, California—October 23, 2008—NETGEAR, Inc. (NASDAQGM: NTGR), a worldwide provider of technologically advanced, branded networking products, today reported financial results for the third quarter ended September 28, 2008.

Net revenue for the third quarter ended September 28, 2008 was $179.4 million, a 6% decrease as compared to $191.7 million for the third quarter ended September 30, 2007, and a 12% decrease as compared to $204.5 million in the second quarter ended June 29, 2008. Net income for the third quarter of 2008 computed in accordance with GAAP was $3.1 million, or $0.09 per diluted share. This compared to net income of $13.3 million for the third quarter of 2007 and to net income of $11.1 million in the second quarter of 2008. Diluted earnings per share, computed in accordance with GAAP, was $0.37 for the third quarter of 2007 and $0.31 for the second quarter of 2008.

Gross margin on a non-GAAP basis in the third quarter of 2008 was 35.5%, as compared to 34.0% in the year ago comparable quarter, and 33.2% in the second quarter of 2008. Non-GAAP operating margin was 11.1% in the third quarter of 2008, as compared to 11.7% in the third quarter of 2007, and 11.5% in the second quarter of 2008. In the third quarter of 2008, non-GAAP operating expenses were 24.4% of net revenue, as compared to 22.3% in the year ago comparable quarter, and 21.7% in the prior quarter.

Net income on a non-GAAP basis for the third quarter of 2008 was $6.9 million, as compared to non-GAAP net income of $16.0 million for the third quarter of 2007, and non-GAAP net income of $14.5 million for the second quarter of 2008. Non-GAAP net income was $0.19 per diluted share in the third quarter of 2008, as compared to $0.44 per diluted share in the third quarter of 2007 and $0.41 per diluted share in the second quarter of 2008. Non-GAAP net income for the third quarter of 2008 excludes $775,000 of adjustments related to amortization of purchased intangibles and acquisition related retention compensation, net of taxes, related to our recent acquisitions. Non-GAAP net income for the third quarter of 2008 also excludes non-cash, stock-based compensation, net of tax, of $2.4 million, restructuring costs related to vacating certain facilities, net of tax, of $592,000 and $52,000 in litigation reserve requirements, net of tax. Non-GAAP net income for the third quarter of 2007 excludes $811,000 of adjustments related to amortization of purchased intangibles and acquisition related retention compensation, net of taxes. Non-GAAP net income for the third quarter of 2007 also excludes non-cash, stock-based compensation, net of tax, of $1.8 million and $124,000 in litigation reserves, net of tax. Non-GAAP net income for the second quarter of 2008 excludes $1.1 million of adjustments related to amortization of purchased intangibles and acquisition related retention compensation, net of taxes. Non-GAAP net income for the second quarter of 2008 also excludes non-cash, stock-based compensation, net of tax, of $2.4 million. The accompanying schedules provide a reconciliation of net income computed on a GAAP basis to net income computed on a non-GAAP basis.

Patrick Lo, Chairman and Chief Executive Officer of NETGEAR, commented, “The September quarter showed weakness in demand for our consumer products across both retail and service provider channels in all geographies, resulting in a quarter-over-quarter and year-over-year decline in consumer product shipments. We believe the weakness in the global economy and tight credit markets worldwide are causing softness in end-user demand. As a result of the current environment, we expect subdued spending conditions to persist over the next few quarters until consumer confidence returns to the market. SMB (small and medium-sized business) demand is holding well with continuous momentum. The impact of current economic conditions on our operating margin was offset by continued successful product and operating cost reductions, healthy sales of ReadyNAS® and Smart Switches and the reduction in air freight cost requirements as a result of increased on hand and available inventory. In the third quarter, our service provider net revenue was approximately $31.4 million, about 18% of our total net revenue, as compared to 22% in the year ago quarter, and 27% in the second quarter of 2008.

Mr. Lo continued, “In late September, we were pleased to enter the high growth SMB security appliance market with the signing of a definitive agreement to purchase certain assets of CP Secure, a leading provider of integrated security solutions that protect organizations and businesses from Internet originated web and e-mail based malware threats. With this acquisition, we can further strengthen our share in this market by ensuring that our SMB clients are provided an integrated solution to safeguard their networks from Internet threats and improve their overall business continuity.

On the new product front, during the third quarter, we introduced 14 new products, including 3 new models of our super fast 6 Bay ReadyNAS Pro, which has enjoyed strong reception worldwide. In addition, we’ve been pleased to bring our new energy-efficient, high-performance Wireless-N Router and Wireless-N DSL Modem Router to the marketplace, enabling the simultaneous use of applications such as Voice-Over-IP, video and multimedia streaming, console gaming, and Web surfing. Looking ahead into Q4, we anticipate launching 12 to 15 new products, which will be ready for the Consumer Electronics Show in January 2009, further positioning us for future revenue growth and market share gain.”

Christine Gorjanc, Chief Financial Officer of NETGEAR, said, “We were negatively impacted in Q3 by lower than expected revenue and the strengthening of the US dollar. During the quarter, the value of the US dollar rose rapidly against the Australian dollar, British pound and the Euro. As a result of the remeasurement of our foreign currency net assets, we suffered a currency loss of $4.7 million. Also, our effective tax rate increased to 57.7%, on a non-GAAP basis, due to lower than expected international profit. We ended the third quarter of 2008 with net inventory at $125.7 million, compared to $106.4 million at the end of the second quarter of 2008, and $79.3 million at the end of the third quarter of 2007. Ending inventory turns were 3.7, compared to 5.2 at the end of the second quarter of 2008, and 6.5 at the end of the third quarter of 2007. Days sales outstanding (DSO) were 76 in the third quarter of 2008, compared to 71 days in the second quarter of 2008 and 66 days in the third quarter of 2007. Cash, cash equivalents and short-term investments were $202.2 million at the end of the third quarter of 2008, compared to $186.8 million at the end of the second quarter of 2008, and $177.2 million at the end of the third quarter of 2007. Deferred revenue increased to $13.3 million at the end of the third quarter of 2008, compared to deferred revenue of $4.3 million at the end of the second quarter of 2008, and $7.8 million at the end of the third quarter of 2007.”

U.S. retail channel inventory ended the third quarter of 2008 at 11.4 weeks, compared to 8.8 weeks in the third quarter of 2007, and 13.6 weeks in the second quarter of 2008. U.S. distribution channel inventory ended the third quarter of 2008 at 5.5 weeks, compared to 4.2 weeks in the third quarter of 2007, and 5.1 weeks in the second quarter of 2008. European distribution channel inventory ended the third quarter of 2008 at approximately 5.1 weeks, compared to approximately 4.9 weeks in the third quarter of 2007, and 6.0 weeks in the second quarter of 2008. Asia Pacific distribution channel inventory ended the third quarter of 2008 at approximately 7.2 weeks, compared to approximately 4.7 weeks in the third quarter of 2007, and 6.0 weeks in the second quarter of 2008.

Net revenue by geography comprises gross revenue less such items as marketing incentives paid to customers, sales returns and price protection. The following table shows net revenue by geography for the periods indicated:

Net revenue by geography:

	Three months ended
	September 28, 2008		September 30, 2007		June 29, 2008
North America	$73,693	41%	$76,357	40%	$75,900	37%
Europe, Middle-East and Africa	$81,646	46%	$95,549	50%	$97,582	48%
Asia Pacific	$24,028	13%	$19,775	10%	$30,982	15%

	$179,367	100%	$191,681	100%	$204,464	100%

Additionally, the company announced that its board of directors has authorized a program to repurchase up to 6,000,000 shares of the company’s common stock, or approximately 16.9% of the outstanding shares. “We believe the company’s stock represents an attractive investment opportunity at current market prices,” said Mr. Lo. “The Board’s approval of the share repurchase program reflects its confidence in the long term future of NETGEAR’s business and its ongoing commitment to increase shareholder value.”

The stock repurchase authorization does not have an expiration date and the pace of repurchase activity will depend on factors such as levels of cash generation from operations, cash requirements for acquisitions, current stock price, and other factors. Under the program, NETGEAR may repurchase shares from time to time on the open market. The company will finance the repurchase program with available cash on hand. The stock repurchase program may be modified or discontinued at any time.

Looking forward, Mr. Lo added, “The weakness in consumer demand and the global economic environment will continue to test growth in the coming quarters. Despite such market challenges, we firmly believe our success in SMB will bolster us well amidst weaker demand for our consumer products. We are excited about the impending closing of the asset acquisition of CP Secure, providing us with differentiated technology in the form of our new ProSecureTM line of security appliances for SMB. We will continue to drive innovation in the SMB market with our Smart Switches, ReadyNAS and soon to be launched ProSecure line of products. For the fourth quarter of 2008, we expect lower than normal consumer demand due to the current economic conditions. Specifically, we expect fourth quarter net revenue to be approximately $155 million to $165 million. We expect non-GAAP operating margin to be in the range of 9.5% to 10.5%.”

Investor Conference Call / Webcast Details

NETGEAR will review the third quarter 2008 results and discuss management’s expectations for the fourth quarter of 2008 today, Thursday, October 23, 2008 at 5 p.m. EDT (2 p.m. PDT). The dial-in number for the live audio call is (201) 689-8560. A live webcast of the conference call will be available on NETGEAR’s website at www.netgear.com. A replay of the call will be available 2 hours following the call through midnight EDT (9 p.m. PDT) on Thursday, October 30, 2008 by telephone at (201) 612-7415 and via the web at www.netgear.com. The account number to access the phone replay is 3055 and the conference ID number is 299835.

About NETGEAR, Inc.

NETGEAR (NASDAQGM: NTGR) designs innovative, branded technology solutions for networking, storage, and security that address the specific needs of small and medium-sized business and home users. The company offers an end-to-end networking product portfolio to enable users to share Internet access, peripherals, files, multimedia content, and applications among multiple computers and other Internet-enabled devices. Products are built on a variety of proven technologies such as wireless, Ethernet and powerline, with a focus on reliability and ease of use. NETGEAR products are sold in over 29,000 retail locations around the globe, and via more than 41,000 value-added resellers. The company’s headquarters are in San Jose, California, with additional offices in 19 countries. NETGEAR is an ENERGY STAR® partner. More information is available by visiting www.netgear.com or calling (408) 907-8000.

© 2008 NETGEAR, Inc. NETGEAR®, the NETGEAR Logo, ReadyNAS and ProSecure are trademarks or registered trademarks of NETGEAR, Inc. in the United States and/or other countries. Other brand and product names are trademarks or registered trademarks of their respective holders. Information is subject to change without notice. All rights reserved.

Contact:

Joseph Villalta

The Ruth Group

(646) 536-7003

jvillalta@theruthgroup.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 for NETGEAR, Inc.:

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. The words “anticipate”, “expect”, “believe”, “will”, “may”, “should”, “estimate”, “project”, “outlook”, “forecast” or other similar words are used to identify such forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. The forward-looking statements represent NETGEAR, Inc.’s expectations or beliefs concerning future events based on information available at the time such statements were made and include statements, among others, regarding NETGEAR’s expected revenue, earnings, operating income and tax rate on both a GAAP and non-GAAP basis, the effect of the global economic environment on the company’s business, the possibility that NETGEAR may repurchase its shares under the repurchase program, the belief that the company’s stock represents an attractive investment opportunity at current market prices, the long term future of NETGEAR’s business, our continued success in the SMB market, our ability to innovate, anticipated new product offerings, current and future demand for the Company’s existing and anticipated new products, willingness of consumers to purchase and use the Company’s products, and ability to increase distribution and market share for the Company’s products domestically and worldwide. These statements are based on management’s current expectations and are subject to certain risks and uncertainties, including, without limitation, the following: future demand for the Company’s products may be lower than anticipated; consumers may choose not to adopt the Company’s new product offerings or adopt competing products; product performance may be adversely affected by real world operating conditions; the Company may be unsuccessful or experience delays in manufacturing and distributing its new and existing products; telecommunications service providers may choose to slow their deployment of the Company’s products or utilize competing products; the Company may be unable to collect receivables as they become due; the Company may fail to manage costs, including the cost of developing new products and manufacturing and distribution of its existing offerings; channel inventory information reported is estimated based on the average number of weeks of inventory on hand on the last Saturday of the quarter, as reported by certain of NETGEAR’s customers; changes in the level of NETGEAR’s cash resources and the company’s planned usage of such resources, changes in the company’s stock price and developments in the business that could increase the company’s cash needs. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Further information on potential risk factors that could affect NETGEAR and its business are detailed in the Company’s periodic filings with the Securities and Exchange Commission, including, but not limited to, those risks and uncertainties listed in the section entitled “Part II—Item 1A. Risk Factors,” pages 28 through 39, in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 29, 2008, filed with the Securities and Exchange Commission on August 8, 2008. NETGEAR undertakes no obligation to release publicly any revisions to any forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Use of Non-GAAP Financial Information:

To supplement our consolidated financial statements presented on a GAAP basis, NETGEAR uses non-GAAP measures of operating results, net income and income per share, which are adjusted to exclude certain expenses and tax benefits we believe appropriate to enhance an overall understanding of our past financial performance and also our prospects for the future. These adjustments to our current period GAAP results are made with the intent of providing both management and investors a more complete understanding of NETGEAR’s underlying operational results and trends and our marketplace performance. For example, the non-GAAP results are an indication of our baseline performance before charges that are considered by management to be outside of our core operating results. In addition, these adjusted non-GAAP results are among the primary indicators management uses as a basis for our planning and forecasting of future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or diluted net income per share prepared in accordance with generally accepted accounting principles in the United States.

NETGEAR, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three months ended		Nine months ended
	September 28, 2008	September 30, 2007	September 28, 2008	September 30, 2007
Net revenue	$179,367	$191,681	$581,985	$529,528
Cost of revenue	117,074	127,903	389,420	349,766

Gross profit	62,293	63,778	192,565	179,762

Operating expenses:
Research and development	8,267	7,816	25,589	20,881
Sales and marketing	30,220	30,509	94,440	86,756
General and administrative	8,048	6,781	23,238	20,643
Restructuring	964	—	964	—
In-process research and development	—	—	—	4,100
Litigation reserves, net	85	202	136	202

Total operating expenses	47,584	45,308	144,367	132,582

Income from operations	14,709	18,470	48,198	47,180
Interest income	976	1,860	3,528	6,424
Other income (expense), net	(4,653)	1,732	(1,824)	3,152

Income before income taxes	11,032	22,062	49,902	56,756
Provision for income taxes	7,929	8,796	24,509	23,336

Net income	$3,103	$13,266	$25,393	$33,420

Net income per share:
Basic	$0.09	$0.38	$0.72	$0.96

Diluted	$0.09	$0.37	$0.71	$0.94

Weighted average shares outstanding used to compute net income per share:
Basic	35,412	35,045	35,361	34,679

Diluted	35,721	35,955	35,834	35,742

Stock-based compensation expense was allocated as follows:
Cost of revenue	$216	$160	$657	$448
Research and development	835	694	2,499	1,692
Sales and marketing	836	781	2,564	2,319
General and administrative	1,044	731	2,950	2,098

NETGEAR, INC.

NON-GAAP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Excluding restructuring costs, amortization of purchased intangibles, in-process research and development, acquisition related retention compensation, impact to cost of sales from purchase accounting adjustments to inventory, litigation reserves and stock-based compensation, net of tax.

(In thousands, except per share data)

(Unaudited)

	Three months ended		Nine months ended
	September 28, 2008	September 30, 2007	September 28, 2008	September 30, 2007
Net revenue	$179,367	$191,681	$581,985	$529,528
Cost of revenue	115,683	126,560	385,221	345,920

Gross profit	63,684	65,121	196,764	183,608

Operating expenses:
Research and development	7,346	6,987	22,403	18,470
Sales and marketing	29,384	29,728	91,876	84,437
General and administrative	7,004	6,050	20,288	18,545

Total operating expenses	43,734	42,765	134,567	121,452

Income from operations	19,950	22,356	62,197	62,156
Interest income	976	1,860	3,528	6,424
Other income (expense), net	(4,653)	1,732	(1,824)	3,152

Income before income taxes	16,273	25,948	63,901	71,732
Provision for income taxes	9,383	9,960	28,382	26,464

Net income	$6,890	$15,988	$35,519	$45,268

Net income per share:
Basic	$0.19	$0.46	$1.00	$1.31

Diluted	$0.19	$0.44	$0.99	$1.27

Weighted average shares outstanding used to compute net income per share:
Basic	35,412	35,045	35,361	34,679

Diluted	35,721	35,955	35,834	35,742

NETGEAR, INC.

GAAP TO NON-GAAP RECONCILIATION

(In thousands, except per share data)

(Unaudited)

	Three months ended September 28, 2008			Nine months ended September 28, 2008
	GAAP	Adjustments	Non-GAAP	GAAP	Adjustments	Non-GAAP
Net revenue	$179,367	$—	$179,367	$581,985	$—	$581,985
Cost of revenue	117,074	1,391	115,683	389,420	4,199	385,221

Gross profit	62,293	(1,391)	63,684	192,565	(4,199)	196,764

Operating expenses:
Research and development	8,267	921	7,346	25,589	3,186	22,403
Sales and marketing	30,220	836	29,384	94,440	2,564	91,876
General and administrative	8,048	1,044	7,004	23,238	2,950	20,288
Restructuring	964	964	—	964	964	—
Litigation reserves, net	85	85	—	136	136	—

Total operating expenses	47,584	3,850	43,734	144,367	9,800	134,567

Income from operations	14,709	(5,241)	19,950	48,198	(13,999)	62,197
Interest income	976	—	976	3,528	—	3,528
Other income (expense), net	(4,653)	—	(4,653)	(1,824)	—	(1,824)

Income before income taxes	11,032	(5,241)	16,273	49,902	(13,999)	63,901
Provision for income taxes	7,929	(1,454)	9,383	24,509	(3,873)	28,382

Net income	$3,103	$(3,787)	$6,890	$25,393	$(10,126)	$35,519

Net income per share:
Basic	$0.09		$0.19	$0.72		$1.00

Diluted	$0.09		$0.19	$0.71		$0.99

Weighted average shares outstanding used to compute net income per share:
Basic	35,412		35,412	35,361		35,361

Diluted	35,721		35,721	35,834		35,834

NETGEAR, INC.

GAAP TO NON-GAAP RECONCILIATION

(in thousands, except per share data)

(Unaudited)

	Three months ended September 30, 2007			Nine months ended September 30, 2007
	GAAP	Adjustments	Non-GAAP	GAAP	Adjustments	Non-GAAP
Net revenue	$191,681	$—	$191,681	$529,528	$—	$529,528
Cost of revenue	127,903	1,343	126,560	349,766	3,846	345,920

Gross profit	63,778	(1,343)	65,121	179,762	(3,846)	183,608

Operating expenses:
Research and development	7,816	829	6,987	20,881	2,411	18,470
Sales and marketing	30,509	781	29,728	86,756	2,319	84,437
General and administrative	6,781	731	6,050	20,643	2,098	18,545
In-process research and development	—	—	—	4,100	4,100	—
Litigation reserves, net	202	202	—	202	202	—

Total operating expenses	45,308	2,543	42,765	132,582	11,130	121,452

Income from operations	18,470	(3,886)	22,356	47,180	(14,976)	62,156
Interest income	1,860	—	1,860	6,424	—	6,424
Other income	1,732	—	1,732	3,152	—	3,152

Income before income taxes	22,062	(3,886)	25,948	56,756	(14,976)	71,732
Provision for income taxes	8,796	(1,164)	9,960	23,336	(3,128)	26,464

Net income	$13,266	$(2,722)	$15,988	$33,420	$(11,848)	$45,268

Net income per share:
Basic	$0.38		$0.46	$0.96		$1.31

Diluted	$0.37		$0.44	$0.94		$1.27

Weighted average shares outstanding used to compute net income per share:
Basic	35,045		35,045	34,679		34,679

Diluted	35,955		35,955	35,742		35,742

NETGEAR, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	September 28, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$192,039	$167,495
Short-term investments	10,148	37,848
Accounts receivable, net	150,552	157,765
Inventories	125,711	83,023
Deferred income taxes	14,865	13,091
Prepaid expenses and other current assets	22,490	20,367

Total current assets	515,805	479,589
Property and equipment, net	20,403	11,205
Intangibles, net	12,778	16,319
Goodwill	51,435	41,985
Other non-current assets	2,019	2,011

Total assets	$602,440	$551,109

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$46,421	$55,333
Accrued employee compensation	10,002	16,085
Other accrued liabilities	104,960	89,470
Deferred revenue	13,346	7,619

Total current liabilities	174,729	168,507
Deferred income tax liability	1,770	2,626
Non-current income taxes payable	12,117	8,272
Other non-current liabilities	5,949	181

Total liabilities	194,565	179,586
Stockholders’ equity:
Common stock	35	35
Additional paid-in capital	263,631	252,421
Cumulative other comprehensive income	33	101
Retained earnings	144,176	118,966

Total stockholders’ equity	407,875	371,523

Total liabilities and stockholders’ equity	$602,440	$551,109